EXHIBIT 99.1

Oxford:  Owner of Tommy Bahama, Lilly Pulitzer and Southern Tide Announces Fiscal 2018 Third Quarter Results

--Third Quarter Comparable Store Sales Increased 7%--
--Gross Margin Increased 230 basis points; Adjusted Gross Margin Increased 160 basis points--
--Third Quarter GAAP EPS of $0.11; Adjusted EPS of $0.14--
--Revises Full-Year GAAP EPS Guidance Range to $3.89 - $4.04 and Full-Year Adjusted EPS to $4.20 - $4.35--

ATLANTA, Dec. 12, 2018 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2018 third quarter ended November 3, 2018.  Consolidated net sales in the third quarter of fiscal 2018 were $233.7 million compared to $236.0 million in the third quarter of fiscal 2017. Earnings on a GAAP basis were $0.11 per share in the third quarter of fiscal 2018 compared to earnings of $0.06 per share in the same period of the prior year.  On an adjusted basis, earnings were $0.14 per share in the third quarter of fiscal 2018 compared to earnings of $0.17 per share in the third quarter of fiscal 2017.

Thomas C. Chubb III, Chairman and CEO, commented, “The strong sales trends we experienced in our direct businesses during the first half of the fiscal year continued through the third quarter with a 7% comparable sales gain. While the third quarter remains our smallest volume quarter due to seasonality, it includes the incredibly popular Lilly Pulitzer 'After Party Sale,' which was a huge success this year in terms of revenue and margins. The strength of our direct to consumer businesses, particularly our e-commerce channel, was partially offset by some careful pruning in our wholesale channel of distribution.  In addition, our third quarter results reflect the shift in timing of Lanier Apparel shipments coupled with some unanticipated softness in replenishment orders at Lanier Apparel.”

Mr. Chubb continued, “We are on track to deliver solid year-over-year growth for the fourth quarter and fiscal 2018.  That said, we have moderated our fourth quarter comparable sales assumptions from a high single digit increase to a low single digit increase, as demand in our direct to consumer channels over the last few weeks has not been as strong as we previously expected.  In addition, we have seen continued softness in our wholesale replenishment business. Based on our third quarter results and updated fourth quarter projections, we have revised our full year outlook accordingly.”

Mr. Chubb concluded, “As we sit here today, we have more than half the fourth quarter still ahead of us.  That includes very important holiday selling, resort selling and early spring deliveries of wholesale.  We have a lot of opportunity to do business between now and the end of the quarter.  So, as we head into the final stretch, our incredible team of dedicated people is laser-focused on delighting our customers with outstanding products and memorable experiences.”

Consolidated Operating Results

Consolidated net sales in the third quarter of fiscal 2018 decreased 1% to $233.7 million from $236.0 million in the third quarter of fiscal 2017. Direct to consumer sales were strong in the third quarter with a comparable store sales increase of 7%, as well as an increase in Lilly Pulitzer’s e-commerce end of season flash sale. The improved direct to consumer sales were offset primarily by a sales decrease at Lanier Apparel.

Gross profit in the third quarter increased to $129.3 million compared to $125.2 million in the same period of the prior year, reflecting higher gross margin. Gross margin in the third quarter of fiscal 2018 grew to 55.3% compared to 53.0% in the third quarter of fiscal 2017.  Adjusted gross margin in the third quarter of fiscal 2018 expanded 160 basis points to 55.3% from 53.7% in the same period of the prior year.  Gross margin expanded due to a change in the Company’s sales mix, with the higher margin branded businesses making up a greater proportion of sales than in the same period last year.  Also, gross margin at Tommy Bahama expanded in both the direct to consumer and wholesale businesses.

In the third quarter of fiscal 2018, SG&A as a percentage of net sales was 55.1% or $128.7 million compared to 53.9% or $127.1 million in the prior year’s third quarter.  On an adjusted basis, SG&A as a percentage of net sales was 54.8% or $128.1 million compared to 53.4% or $126.0 million in the prior year’s third quarter.

For the third quarter of fiscal 2018, royalties and other operating income were comparable with the prior year at $3.1 million.

Operating income in the third quarter of fiscal 2018 grew to $3.7 million compared to operating income of $1.1 million in the same period of the prior year. On an adjusted basis, operating income was $4.2 million compared to $3.8 million in the third quarter of fiscal 2017.

Interest expense for the third quarter of fiscal 2018 was $0.5 million compared to $0.7 million in the third quarter of fiscal 2017.

Because of the lower operating results in the third quarter compared to other quarters of the fiscal year, income taxes and the effective tax rate in the third quarter are often more significantly impacted by discrete items. The effective tax rate in the third quarter of fiscal 2018 was 42%, which was higher than expected, compared to a tax benefit in the prior year.  The effective tax rate for the third quarter is not indicative of the effective tax rate anticipated for the full year.

Balance Sheet and Liquidity

Inventory increased to $138 million at November 3, 2018 from $127 million at the end of the third quarter of fiscal 2017.  The increase was primarily due to the shift in timing of certain Lanier Apparel shipments and planned year over year increases in direct to consumer sales in the fourth quarter of fiscal 2018.

As of November 3, 2018, the Company had $32 million of borrowings outstanding under its $325 million revolving credit agreement compared to $72 million at the end of the third quarter of fiscal 2017, with the decrease attributable to strong cash flow from operations.  The Company ended the quarter with $225 million of unused availability under its credit agreement.

Fourth Quarter and Fiscal Year 2018 Outlook

For the 13-week fourth quarter of fiscal 2018, ending on February 2, 2019, the Company expects net sales in a range from $297 million to $307 million compared to net sales of $293.2 million in the 14-week fourth quarter of fiscal 2017. Earnings per share on a GAAP basis are expected to be in a range of $0.94 to $1.09 in the fourth quarter.  On an adjusted basis, earnings per share for the fourth quarter of fiscal 2018 are expected to be in a range of $0.96 to $1.11. This compares with fourth quarter fiscal 2017 GAAP earnings per share of $1.41 and adjusted earnings per share of $0.93.

For the full year fiscal 2018, the Company expects GAAP earnings per share to be between $3.89 and $4.04. Adjusted earnings per share are expected to be between $4.20 and $4.35. This compares to fiscal 2017 earnings on a GAAP basis of $3.87 per share and, on an adjusted basis, $3.66 per share. The Company expects net sales to grow to between $1.106 billion to $1.116 billion as compared to fiscal 2017 net sales of $1.086 billion.

The Company’s interest expense is expected to be approximately $2.5 million and its effective tax rate for fiscal 2018 is expected to be approximately 26%.

Capital expenditures in fiscal 2018, including $31 million in the first nine months of fiscal 2018, are expected to be approximately $45 million, primarily reflecting investments in information technology initiatives, new retail stores and restaurants, and investments to remodel and relocate existing retail stores.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.34 per share payable on February 1, 2019 to shareholders of record as of the close of business on January 18, 2019. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. A replay of the call will be available through December 26, 2018 by dialing (412) 317-6671 access code 4782404.

About Oxford

Oxford Industries, Inc., a leader in the apparel industry, owns and markets the distinctive Tommy Bahama®, Lilly Pulitzer® and Southern Tide® lifestyle brands, as well as other owned brands.  Oxford also produces certain licensed and private label apparel products. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Basis of Presentation

All financial results and outlook information included in this release, unless otherwise noted, are from continuing operations and all per share amounts are on a diluted basis. Fiscal 2017, which ended February 3, 2018, was a 53-week year with the extra week included in the fourth quarter.  Fiscal 2018, which ends February 2, 2019 is a 52-week year.

Comparable Store Sales

The Company’s disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because fiscal 2017 had 53 weeks, each fiscal week in fiscal 2018 starts and ends one calendar week later than in fiscal 2017. To provide a more accurate assessment of the Company’s fiscal 2018 comparable store productivity, the Company presents fiscal 2018 comparable store sales on a calendar-adjusted basis by comparing the fiscal 2018 period to the comparable calendar period in the preceding year. Thus, comparable store sales for the third quarter of fiscal 2018 compare sales in the 13-week period ended November 3, 2018 to the 13-week period ended November 4, 2017.

Non-GAAP Financial Information

The Company reports its consolidated financial statements in accordance with generally accepted accounting principles (GAAP).  To supplement these consolidated financial results, management believes that a presentation and discussion of certain financial measures on an adjusted basis, which exclude certain non-operating or discrete gains, charges or other items, may provide a more meaningful basis on which investors may compare the Company’s ongoing results of operations between periods.  These measures include adjusted earnings, adjusted earnings per share, adjusted gross profit, adjusted gross margin, adjusted SG&A, and adjusted operating income, among others. Management uses these non-GAAP financial measures in making financial, operational and planning decisions to evaluate the Company’s ongoing performance. Management also uses these adjusted financial measures to discuss its business with investment and other financial institutions, its board of directors and others.  Reconciliations of these adjusted measures to the most directly comparable financial measures calculated in accordance with GAAP are presented in tables included at the end of this release.  These reconciliations present adjusted operating results information for certain historical and future periods.

Safe Harbor

This press release includes statements that constitute forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Such statements are subject to a number of risks, uncertainties and assumptions including, without limitation, competitive conditions, which may be impacted by evolving consumer shopping patterns; the impact of economic conditions on consumer demand and spending for apparel and related products; demand for our products; timing of shipments requested by our wholesale customers; expected pricing levels; retention of and disciplined execution by key management; the timing and cost of store openings and of planned capital expenditures; weather; changes in international, federal or state tax, trade and other laws and regulations; costs of products as well as the raw materials used in those products; costs of labor; acquisition and disposition activities, including our ability to timely recognize our expected synergies from any acquisitions we pursue; expected outcomes of pending or potential litigation and regulatory actions; access to capital and/or credit markets; and factors that could affect our consolidated effective tax rate, including the impact of the recently enacted U.S. Tax Reform. Forward-looking statements reflect our expectations at the time such forward-looking statements are made, based on information available at such time, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 3, 2018 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date on which they are made.  We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:       Anne M. Shoemaker
Telephone:   (404) 653-1455
E-mail:        InvestorRelations@oxfordinc.com

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par amounts)
(unaudited)
	November 3, 2018	October 28, 2017
ASSETS
Current Assets
Cash and cash equivalents	$7,413	$6,077
Receivables, net	69,400	73,724
Inventories, net	138,150	127,301
Prepaid expenses and other current assets	36,937	27,619
Total Current Assets	$251,900	$234,721
Property and equipment, net	194,228	191,038
Intangible assets, net	176,735	175,057
Goodwill	66,618	63,443
Other non-current assets, net	23,272	24,250
Total Assets	$712,753	$688,509

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$64,429	$59,230
Accrued compensation	25,426	24,434
Other accrued expenses and liabilities	34,984	30,542
Liabilities related to discontinued operations	—	3,709
Total Current Liabilities	$124,839	$117,915
Long-term debt	32,211	72,131
Other non-current liabilities	73,434	73,487
Deferred taxes	16,922	16,829
Liabilities related to discontinued operations	—	972
Commitments and contingencies
Shareholders’ Equity
Common stock, $1.00 par value per share	16,956	16,833
Additional paid-in capital	140,876	134,561
Retained earnings	312,604	260,809
Accumulated other comprehensive loss	(5,089)	(5,028)
Total Shareholders’ Equity	$465,347	$407,175
Total Liabilities and Shareholders’ Equity	$712,753	$688,509

Oxford Industries, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)
	Third Quarter Fiscal 2018	Third Quarter Fiscal 2017	First Nine Months Fiscal 2018	First Nine Months Fiscal 2017
Net sales	$233,662	$235,960	$808,931	$793,032
Cost of goods sold	104,383	110,784	336,209	342,477
Gross profit	$129,279	$125,176	$472,722	$450,555
SG&A	128,687	127,091	414,747	393,193
Royalties and other operating income	3,113	3,039	10,616	10,123
Operating income	$3,705	$1,124	$68,591	$67,485
Interest expense, net	489	683	1,872	2,355
Earnings before income taxes	$3,216	$441	$66,719	$65,130
Income taxes	1,355	(631)	17,107	24,172
Net earnings	$1,861	$1,072	$49,612	$40,958

Net earnings per share:
Basic	$0.11	$0.06	$2.98	$2.47
Diluted	$0.11	$0.06	$2.95	$2.45

Weighted average shares outstanding:
Basic	16,694	16,618	16,672	16,591
Diluted	16,870	16,735	16,826	16,710

Dividends declared per share	$0.34	$0.27	$1.02	$0.81

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	First Nine Months Fiscal 2018	First Nine Months Fiscal 2017
Cash Flows From Operating Activities:
Net earnings	$49,612	$40,958
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	29,878	29,779
Amortization of intangible assets	2,055	1,733
Equity compensation expense	5,510	4,616
Amortization of deferred financing costs	318	317
Deferred income taxes	1,501	3,376
Changes in working capital, net of acquisitions and dispositions:
Receivables, net	(2,286)	(17,227)
Inventories, net	(14,346)	17,017
Prepaid expenses and other current assets	943	(2,713)
Current liabilities	(9,244)	(14,217)
Other non-current assets, net	1,113	(241)
Other non-current liabilities	(436)	1,880
Cash provided by operating activities	$64,618	$65,278
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(354)	(5,055)
Purchases of property and equipment	(30,914)	(26,356)
Cash used in investing activities	$(31,268)	$(31,411)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(221,750)	(199,765)
Proceeds from revolving credit arrangements	208,152	180,387
Proceeds from issuance of common stock	1,170	1,071
Repurchase of equity awards for employee tax withholding liabilities	(2,351)	(2,206)
Cash dividends declared and paid	(17,286)	(13,642)
Cash used in financing activities	$(32,065)	$(34,155)
Net change in cash and cash equivalents	$1,285	$(288)
Effect of foreign currency translation on cash and cash equivalents	(215)	33
Cash and cash equivalents at the beginning of year	6,343	6,332
Cash and cash equivalents at the end of the period	$7,413	$6,077
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$1,598	$2,098
Cash paid for income taxes	$16,133	$19,536

Oxford Industries, Inc.
Reconciliations of Certain Non-GAAP Financial Information
(in millions, except per share amounts)
(unaudited)
AS REPORTED	Third Quarter Fiscal 2018	Third Quarter Fiscal 2017	% Change	First Nine Months Fiscal 2018	First Nine Months Fiscal 2017	% Change
Tommy Bahama
Net sales	$123.1	$123.9	(0.6)%	$483.0	$484.0	(0.2)%
Gross profit	$75.7	$74.3	2.0%	$296.0	$289.4	2.3%
Gross margin	61.5%	60.0%		61.3%	59.8%
Operating (loss) income	$(5.1)	$(5.9)	12.4%	$29.8	$32.1	(7.2)%
Operating margin	(4.2)%	(4.7)%		6.2%	6.6%
Lilly Pulitzer
Net sales	$68.2	$59.2	15.1%	$208.5	$192.0	8.5%
Gross profit	$38.3	$32.9	16.4%	$132.9	$121.7	9.2%
Gross margin	56.1%	55.5%		63.7%	63.3%
Operating income	$9.6	$5.0	93.4%	$43.8	$43.6	0.5%
Operating margin	14.0%	8.4%		21.0%	22.7%
Lanier Apparel
Net sales	$29.0	$43.1	(32.6)%	$72.8	$84.3	(13.6)%
Gross profit	$8.6	$13.2	(35.0)%	$20.9	$26.4	(20.7)%
Gross margin	29.5%	30.6%		28.7%	31.3%
Operating income	$2.3	$5.6	(59.7)%	$3.4	$6.7	(48.3)%
Operating margin	7.8%	13.0%		4.7%	7.9%
Southern Tide
Net sales	$9.5	$9.2	3.0%	$34.7	$31.3	11.2%
Gross profit	$4.5	$4.9	(8.4)%	$17.3	$15.8	9.2%
Gross margin	47.1%	53.0%		49.8%	50.7%
Operating income	$0.5	1.0	(51.6)%	$4.4	$3.8	16.8%
Operating margin	5.2%	11.0%		12.7%	12.0%
Corporate and Other
Net sales	$3.8	$0.5	NM	$9.9	$1.4	NM
Gross profit	$2.2	$(0.1)	NM	$5.7	$(2.7)	NM
Operating loss	$(3.5)	$(4.6)	24.1%	$(12.9)	$(18.7)	31.0%
Consolidated
Net sales	$233.7	$236.0	(1.0)%	$808.9	$793.0	2.0%
Gross profit	$129.3	$125.2	3.3%	$472.7	$450.6	4.9%
Gross margin	55.3%	53.0%		58.4%	56.8%
SG&A	$128.7	$127.1	1.3%	$414.7	$393.2	5.5%
SG&A as % of net sales	55.1%	53.9%		51.3%	49.6%
Operating income	$3.7	$1.1	229.6%	$68.6	$67.5	1.6%
Operating margin	1.6%	0.5%		8.5%	8.5%
Earnings before income taxes	$3.2	$0.4	629.3%	$66.7	$65.1	2.4%
Net earnings	$1.9	$1.1	73.6%	$49.6	$41.0	21.1%
Net earnings per diluted share	$0.11	$0.06	83.3%	$2.95	$2.45	20.4%
Weighted average shares outstanding - diluted	16.9	16.7	0.8%	16.8	16.7	0.7%
ADJUSTMENTS
LIFO adjustments included in Corporate and Other(1)	$(0.1)	$0.5		$0.1	$3.7
Inventory step-up charges included in Lilly Pulitzer(2)	$0.0	$1.1		$0.0	$1.1
Inventory step-up charges for TBBC included in Corporate and Other(3)	$0.0	$0.0		$0.2	$0.0
Amortization of Tommy Bahama Canadian intangible assets(4)	$0.4	$0.4		$1.1	$1.1
Amortization of Lilly Pulitzer Signature Store intangible assets (5)	$0.1	$0.1		$0.3	$0.1
Amortization of Southern Tide intangible assets(6)	$0.1	$0.1		$0.2	$0.2
Tommy Bahama Japan restructuring charges(7)	$0.0	$0.0		$3.7	$0.0
Transaction/integration costs associated with Lilly Pulitzer Signature Store acquisitions(8)	$0.0	$0.6		$0.0	$0.6
Impact of income taxes(9)	$0.0	$(0.9)		$(0.7)	$(2.2)
Adjustment to net earnings(10)	$0.5	$1.8		$4.9	$4.6

AS ADJUSTED
Tommy Bahama
Net sales	$123.1	$123.9	(0.6)%	$483.0	$484.0	(0.2)%
Gross profit	$75.7	$74.3	2.0%	$296.4	$289.4	2.4%
Gross margin	61.5%	60.0%		61.4%	59.8%
Operating (loss) income	$(4.8)	$(5.5)	13.1%	$34.6	$33.2	4.1%
Operating margin	(3.9)%	(4.4)%		7.2%	6.9%
Lilly Pulitzer
Net sales	$68.2	$59.2	15.1%	$208.5	$192.0	8.5%
Gross profit	$38.3	$34.0	12.7%	$132.9	$122.7	8.3%
Gross margin	56.1%	57.4%		63.7%	63.9%
Operating income	$9.7	$6.7	44.5%	$44.1	$45.4	(2.8)%
Operating margin	14.2%	11.3%		21.2%	23.6%
Lanier Apparel
Net sales	$29.0	$43.1	(32.6)%	$72.8	$84.3	(13.6)%
Gross profit	$8.6	$13.2	(35.0)%	$20.9	$26.4	(20.7)%
Gross margin	29.5%	30.6%		28.7%	31.3%
Operating income	$2.3	$5.6	(59.7)%	$3.4	$6.7	(48.3)%
Operating margin	7.8%	13.0%		4.7%	7.9%
Southern Tide
Net sales	$9.5	$9.2	3.0%	$34.7	$31.3	11.2%
Gross profit	$4.5	$4.9	(8.4)%	$17.3	$15.8	9.2%
Gross margin	47.1%	53.0%		49.8%	50.7%
Operating income	$0.6	1.1	(48.2)%	$4.6	4.0	15.9%
Operating margin	5.9%	11.8%		13.3%	12.7%
Corporate and Other
Net sales	$3.8	$0.5	NM	$9.9	$1.4	NM
Gross profit	$2.1	$0.4	NM	$5.9	$1.0	NM
Operating loss	$(3.5)	$(4.1)	13.9%	$(12.6)	$(14.9)	15.5%
Consolidated
Net sales	$233.7	$236.0	(1.0)%	$808.9	$793.0	2.0%
Gross profit	$129.2	$126.7	2.0%	$473.4	$455.4	4.0%
Gross margin	55.3%	53.7%		58.5%	57.4%
SG&A	$128.1	$126.0	1.7%	$409.9	$391.2	4.8%
SG&A as % of net sales	54.8%	53.4%		50.7%	49.3%
Operating income	$4.2	$3.8	10.2%	$74.2	$74.3	(0.2)%
Operating margin	1.8%	1.6%		9.2%	9.4%
Earnings before income taxes	$3.7	$3.1	18.7%	$72.3	$72.0	0.4%
Net earnings	$2.3	$2.9	(19.2)%	$54.5	$45.6	19.6%
Net earnings per diluted share	$0.14	$0.17	(17.6)%	$3.24	$2.73	18.7%

	Third Quarter Fiscal 2018	Third Quarter Fiscal 2018	Third Quarter Fiscal 2017	First Nine Months of Fiscal 2018	First Nine Months of Fiscal 2017
	Actual	Guidance(11)	Actual	Actual	Actual
Net earnings per diluted share:
GAAP basis	$0.11	$0.07 - $0.17	$0.06	$2.95	$2.45
LIFO adjustments(12)	0.00	0.00	0.02	0.00	0.14
Inventory step-up charges(13)	0.00	0.00	0.04	0.01	0.04
Amortization of recently acquired intangible assets(14)	0.03	0.03	0.03	0.09	0.08
Transaction/integration costs for recent acquisitions (15)	0.00	0.00	0.02	0.00	0.02
Tommy Bahama Japan restructuring charges(16)	0.00	0.00	0.00	0.19	0.00
As adjusted(10)	$0.14	$0.10 - $0.20	$0.17	$3.24	$2.73

	Fourth Quarter Fiscal 2018	Fourth Quarter Fiscal 2017	Fiscal 2018	Fiscal 2017
	Guidance(17)	Actual	Guidance(17)	Actual
Net earnings per diluted share:
GAAP basis	$0.94 - $1.09	$1.41	$3.89 - 4.04	$3.87
LIFO adjustments(12)	0.00	0.15	0.00	0.29
Inventory step-up charges(13)	0.00	0.00	0.01	0.04
Amortization of recently acquired intangible assets(14)	0.02	0.03	0.11	0.11
Transaction/integration costs for recent acquisitions (15)	0.00	0.01	0.00	0.03
Tommy Bahama Japan restructuring charges(16)	0.00	0.00	0.19	0.00
Impact of U.S. Tax Reform(18)	0.00	(0.68)	0.00	(0.69)
As adjusted(10)	$0.96 - $1.11	$0.93	$4.20 - $4.35	$3.66

(1) LIFO adjustments included in Corporate and Other represent the impact on cost of goods sold resulting from LIFO accounting adjustments.
(2) Inventory step-up charges included in Lilly Pulitzer represent the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores in Fiscal 2017. These charges are included in cost of goods sold in Lilly Pulitzer.
(3) Inventory step-up charges for TBBC included in Corporate and Other represents the impact of purchase accounting adjustments resulting from the step-up of inventory at acquisition related to the Company's acquisition of The Beaufort Bonnet Company business, which we refer to as TBBC in Fiscal 2017. These charges are included in cost of goods sold in Corporate and Other.
(4) Amortization of Tommy Bahama Canadian intangible assets represents the amortization related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in Tommy Bahama.
(5) Amortization of Lilly Pulitzer Signature Store intangible assets represents the amortization related to the intangible assets acquired as part of Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These charges are included in SG&A in Lilly Pulitzer.
(6) Amortization of Southern Tide intangible assets represents the amortization related to the intangible assets acquired as part of the Southern Tide acquisition. These charges are included in SG&A in Southern Tide.
(7) Tommy Bahama Japan restructuring charges represents the impact of the closure of the Tommy Bahama Ginza flagship retail-restaurant location and related restructure and downsizing of the Tommy Bahama retail business in Japan, consisting of lease termination fees, premises reinstatement, severance, inventory markdowns and non-cash asset impairment charges. These charges are included in Tommy Bahama, with all charges included in SG&A, except for $0.5 million of inventory markdowns which are included in cost of goods sold.
(8) Transaction/integration costs associated with Lilly Pulitzer Signature Store acquisitions represents the transaction/integration costs associated with Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These transaction/integration costs are included in SG&A in Lilly Pulitzer. These costs include consulting and transition fees and other amounts paid to third parties.
(9) Impact of income taxes for above adjustments represents the estimated tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.
(10) Amounts in columns may not add due to rounding.
(11) Guidance as issued on September 12, 2018.
(12) LIFO adjustments represent the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments. No estimate for LIFO accounting adjustments are reflected in the guidance for any future period presented.
(13) Inventory step-up charges represent the impact, net of income taxes, on net earnings per diluted share resulting from inventory step-up charges related to Lilly Pulitzer's acquisitions of certain Lilly Pulitzer Signature Stores and the acquisition of TBBC, as applicable.
(14) Amortization of recently acquired intangible assets represents the impact, net of income taxes, on net earnings per diluted share resulting from the amortization of intangible assets acquired as part of the Tommy Bahama Canada, Lilly Pulitzer Signature Store and Southern Tide acquisitions.
(15) Transaction/integration costs for recent acquisitions represents the impact, net of income taxes, on net earnings per diluted share relating to transaction/integration costs associated with Lilly Pulitzer's acquisition of certain Lilly Pulitzer Signature Stores. These costs include consulting and transition fees and other amounts paid to third parties.
(16) Tommy Bahama Japan restructuring charges represents the impact, net of income taxes, on net earnings per diluted share resulting from the charges related to the Tommy Bahama Japan restructure and downsizing.
(17) Guidance as issued on December 12, 2018.
(18) Impact of U.S. Tax Reform represents the estimated tax impact in Fiscal 2017 of the Tax Cuts and Jobs Act as enacted on December 22, 2017 ("U.S. Tax Reform"). The amount included primarily represents our provisional estimate for the impact of the revaluation of deferred tax assets and deferred tax liabilities as a result of the federal tax rate decreasing from 35% to 21%. The calculations related to the impact of U.S. Tax Reform are provisional amounts and are expected to be finalized in Fiscal 2018.

Comparable Store Sales Change
The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Because Fiscal 2017 had 53 weeks, each fiscal week in Fiscal 2018 starts and ends one calendar week later than in Fiscal 2017. To provide a more accurate assessment of the Company’s Fiscal 2018 comparable store productivity, the Company presents Fiscal 2018 comparable store sales on a calendar-adjusted basis by comparing the Fiscal 2018 period to the comparable calendar period in the preceding year. Thus comparable store sales for the First Quarter of Fiscal 2018 compare sales in the 13-week period ended May 5, 2018 to the 13-week period ended May 6, 2017, comparable store sales for the Second Quarter of Fiscal 2018 compare sales in the 13-week period ended August 4, 2018 to the 13-week period ended August 5, 2017 and comparable store sales for the Third Quarter of Fiscal 2018 compare sales in the 13-week period ended November 3, 2018 to the 13-week period ended November 4, 2017. Additionally, comparable store sales for Fiscal 2017 and the Fourth Quarter of Fiscal 2017 are calculated on a 53 week to 53 week and 14 week to 14 week basis, respectively. Prior period comparable store sales changes are as previously disclosed.
	Q1	Q2	Q3	Q4	Full Year
Tommy Bahama
Fiscal 2018	(1)%	8%	5%	—%	—%
Fiscal 2017	5%	4%	5%	6%	5%
Lilly Pulitzer
Fiscal 2018	7%	6%	15%	—%	—%
Fiscal 2017	(7)%	(6)%	(1)%	6%	(3)%

Retail Location Count
	Beginning of Year	End of Q1	End of Q2	End of Q3	End of Q4
Tommy Bahama
Fiscal 2018
Full-price	110	111	111	113(1)	—
Retail-restaurant	18	18	18	17	—
Outlet	38	38	38	38	—
Total	166	167	167	168	—
Fiscal 2017
Full-price	111	112	111	111	110
Retail-restaurant	17	17	17	18	18
Outlet	40	40	39	38	38
Total	168	169	167	167	166
(1) Tommy Bahama Full-Price Retail Stores, as of November 3, 2018, includes the Tommy Bahama Ginza location. This location was included in Tommy Bahama Retail-Restaurant Locations in the previous reported periods, prior to the closure of of the restaurant portion of the location in the Third Quarter of Fiscal 2018. The retail portion of the Ginza location is scheduled to close in the Fourth Quarter of Fiscal 2018.

Lilly Pulitzer
Fiscal 2018
Full-price	57	59	60	60	—
Fiscal 2017
Full-price	40	41	50	57	57